Exhibit 8.1

February 12, 2013

PBF Holding Company LLC

PBF Finance Corporation

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Holding Company LLC, a Delaware limited liability company (the “Company”), and PBF Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and to each of the subsidiaries of the Company listed on Schedule I (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Issuers of up to $650,000,000 aggregate principal amount of 8.25% Senior Secured Notes due 2020 (the “New Notes”) in exchange (the “Exchange Offer”) for up to $650,000,000 aggregate principal amount of the Issuers’ outstanding 8.25% Senior Secured Notes due 2020 that were issued on February 9, 2012 (the “Old Notes”), and the guarantees (the “Guarantees”) of the Guarantors with respect to the New Notes and the Old Notes. The New Notes will be issued under an Indenture dated as of February 9, 2012 (the “Indenture”) among the Issuers, the Guarantors, Wilmington Trust National Association, as trustee (in such capacity, the “Trustee”) and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as Paying Agent, Registrar, Transfer Agent and Notes Collateral Agent (each as defined therein).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness of the Registration Statement, including the exhibits thereto, and upon such other documents, information and materials as we have deemed necessary or appropriate. In rendering our opinion, we have assumed the Exchange Offer and any other transactions described in or contemplated by the Registration Statement have been or will be consummated consistent with the description of such transactions in the Registration Statement and in accordance with the operative documents relating to those transactions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, and in reliance upon the assumptions described above, we hereby confirm our opinion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences.”

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences. Our opinion is limited to legal rather than factual matters, and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purposes.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP

SCHEDULE I

Subsidiary	State of Formation

PBF Services Company LLC	Delaware

PBF Power Marketing LLC	Delaware

Paulsboro Natural Gas Pipeline Company LLC	Delaware

Paulsboro Refining Company LLC	Delaware

Toledo Refining Company LLC	Delaware

Delaware City Refining Company LLC	Delaware

Delaware Pipeline Company LLC	Delaware

PBF Investments LLC	Delaware